Exhibit 99.5

Execution copy

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made as of the 22nd day of July, 2024 (the “Effective Date”), by and among Yihucha Technology Co., Ltd. (the “Buyer”), with an address at Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola VG1110, British Virgin Islands; David Elliot Lazar (“Seller”), with an address at 30B, Tower 200 The Towers, Winston Churchill, San Francisco, Paitilla, Panama City, Panama. 07196, and McMurdo Law Group, LLC (the “Escrow Agent”). Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the SPA (as hereinafter defined).

WITNESSETH:

WHEREAS, the Seller is (or will be at the closing) the holder of (i) 627,187 shares of Common Stock, par value $0.01 per share (the “Sold Common Stock”), (ii) 2,000,000 shares of Series A Convertible Preferred Stock, $0.001 par value per share (the “Preferred Securities”) of the Issuer and (iii) warrants to purchase up to an additional 2,800,000 shares of Common Stock, par value $0.01 per share, with an exercise price equal to $1.00 per share, subject to adjustment therein (the “Warrants”, and together with the Sold Common Stock and the Preferred Securities, as well as any shares of Common Stock of the Issuer into which such the Preferred Securities may be converted, the “Securities”) of Minim, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Buyer proposes to purchase and the Seller proposes to sell the Securities pursuant to a securities purchase agreement, to be entered into by and between the Seller and the Buyer concurrently herewith (the “SPA”);

WHEREAS, the parties hereto desire to establish an escrow account (the “Escrow Account”), to which the agreed upon purchase price of Five Million Six Hundred Thousand US Dollars (USD 5,600,000) in immediately available funds (the “Escrow Amount”) will be transferred as set forth herein, and the Escrow Agent is willing to establish the Escrow Account and disburse the deposited monies on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Escrow Agent has a bank account at Capital One Bank (the “Bank”) into which the monies, which are received by the Escrow Agent from the Buyer and credited to the Escrow Account, are to be deposited.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Bank Account. The Escrow Agent has established a non-interest-bearing attorney escrow bank account at the branch of Bank selected by the Escrow Agent, and bearing the following account information:

SWIFT Code: HIBKUS44

Capital One Bank

1166 6th Ave.

New York, NY 10036

McMurdo Law Group, LLC

Routing number: #065000090

Account number: #4670291566

1185 Avenue of the Americas, 3rd Floor

New York, NY 10036

(heretofore defined as the “Bank Account”). The purpose of the Bank Account is for (a) the deposit by the Buyer of the Escrow Amount by wire transfer (b) the holding of the Escrow Amount by the Escrow Agent, and (c) the disbursement of the Escrow Amount by the Escrow Agent, all as described herein.

2. Deposit to the Bank Account and with the Escrow Agent. The Buyer has sent $500,000 (the “Non-Refundable Deposit”) by wire transfer to the Bank Account. The Buyer shall send $1,500,000 by wire transfer to the Bank Account no later than July 25, 2024, unless extended by a written instrument signed by Buyer, Seller and the Escrow Agent. The Buyer shall send the balance of the Escrow Amount by wire transfer to the Bank Account no later than August 1, 2024.

3. Disbursement of Escrow Amount from the Bank Account by Escrow Agent.

3.1 The Escrow Agent hereby irrevocably confirms that upon written confirmation from the transfer agent of the Company of the transfer of the Securities to the name of Buyer or Buyer’s designee, as contemplated in the SPA, the Escrow Agent shall release the Escrow Amount less USD 1,000,000 (USD 1,000,000 being the “Holdback”) to Seller by paying such amount via wire transfer to the bank account(s) designated in writing by Seller. Upon execution of the wire transfer of the Escrow Amount to Seller by the Escrow Agent, the Escrow Agent shall send to Seller by email a bank statement confirming the transfer of the Escrow Amount to the bank account(s) designated in writing by Seller.

3.2 The Escrow Agent hereby irrevocably confirms that upon written instruction from both Buyer and Seller that the transaction(s) contemplated in the SPA will not be undertaken, in form and substance as set out in Attachment A (or such other form and substance as the parties may hereafter agree from time to time) (the “Return Notice”), the Escrow Agent shall (i) release the Escrow Amount, minus the Non-Refundable Deposit, to Buyer by paying the Escrow Amount via wire transfer to the bank account designated in writing by Buyer and (ii) release the Non-Refundable Deposit to Seller by paying such amount via wire transfer to the bank account(s) designated in writing by Seller. Upon execution of the wire transfers described above, the Escrow Agent shall send to Seller and Buyer by email bank statements confirming the transfers.

3.3 The Escrow Agent hereby irrevocably confirms that upon written instruction from both Buyer and Seller, in form and substance as set out in Attachment B (or such other form and substance as the parties may hereafter agree from time to time) (the “Claim Notice”), that an Indemnified Purchaser Party or the Group (as both terms are defined in the SPA) has incurred a Loss (as defined in the SPA) which Seller has indemnified against in the SPA and Buyer has been unable to cover such Loss through insurance or recovery from other parties despite making commercially reasonable efforts to do so, the Escrow Agent shall release to Buyer that portion of the Holdback specified in the Claim Notice as the amount of such Loss and shall do so by paying such amount via wire transfer to the bank account designated in writing by Buyer. Upon execution of the wire transfer of this amount to Buyer by the Escrow Agent, the Escrow Agent shall send to Seller by email a bank statement confirming the transfer of such amount to the bank account designated in writing by Buyer.

3.4 The Escrow Agent hereby irrevocably confirms that upon written instruction from Buyer, in form and substance as set out in Attachment C (or such other form and substance as the parties may hereafter agree from time to time) (the “ Suspension Notice”), that an Indemnified Purchaser Party or the Group has received notice of an alleged Liability that, were it to result in a Loss, would likely be covered by the indemnity provided by Seller in the SPA and Buyer intends to make commercially reasonable efforts to recover such Loss through insurance or from other parties, the Escrow Agent shall hold the Holdback or, if less, the remainder of the monies in the Escrow Account until such time as the Escrow Agent either receives a Claim Notice or a Final Notice (or both, where the amount of a covered Loss is less than the amount in the Escrow Account) following Buyer’s and Seller’s determination of whether there is a Loss, what the amount of the Loss is, and whether such Loss is covered by Seller’s indemnity provided in the SPA.

3.5 The Escrow Agent hereby irrevocably confirms that unless it has received a Suspension Notice, the Escrow Agent shall, on the 61st day after the Closing, release to Seller the Holdback or, if less, the remainder of the monies in the Escrow Account (if any) by paying the amount via wire transfer to the bank account designated in writing by Seller. Upon execution of the wire transfer of the amount to Seller by the Escrow Agent, the Escrow Agent shall send to Buyer by email a bank statement confirming the transfer of such amount to the bank account designated in writing by Seller.

3.6 The Escrow Agent hereby irrevocably confirms that upon written instruction from both Buyer and Seller, in form and substance as set out in Attachment D (or such other form and substance as the parties may hereafter agree from time to time) (the “Final Notice”), the Escrow Agent shall release to Seller the Holdback or, if less, the remainder of the monies in the Escrow Account by paying the amount via wire transfer to the bank account designated in writing by Seller. Upon execution of the wire transfer of the amount to Seller by the Escrow Agent, the Escrow Agent shall send to Buyer by email a bank statement confirming the transfer of such amount to the bank account designated in writing by Seller.

3.7 Upon written notice from Buyer to the Escrow Agent confirming the receipt of the Escrow Amount in accordance with Section 3.2, or from Seller confirming receipt, in aggregate, of the Holdback in accordance with Section 3.3, or from Seller confirming receipt of the remainder of the funds in the Escrow Account (even if less than the Holdback) in accordance with Section 3.5 or 3.6, the Escrow Agent shall be relieved of further obligations and released from all liability under this Agreement as related to such Escrow Amount. It is expressly agreed and understood that in no event shall the aggregate amount of payment made by the Escrow Agent exceed the amount of the Escrow Amount.

4. Rights, Duties and Responsibilities of Escrow Agent. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature, and that:

4.1 The Escrow Agent shall notify the other parties hereto of the amount which has cleared the banking system and has been collected by the Escrow Agent.

4.2 The Escrow Agent shall not be responsible for the performance by Buyer or Seller of their respective obligations under this Agreement.

4.3 If the Escrow Agent is uncertain in good faith as to its duties or rights hereunder or with any provision of this Agreement, it shall deposit the Escrow Amount with a court of competent jurisdiction over this Agreement (“Competent Court”) for the resolution of such dispute by final judgment of such court, or any other Competent Court.

4.4 The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Escrow Agent shall be entitled to consult with counsel of its own choosing and shall not be liable for any action taken, suffered or omitted by it in accordance with the good faith advice of independent counsel.

4.5 The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Amount or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Escrow Amount or any part thereof.

4.6 The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be personally liable for any act the Escrow Agent may do or omit to do hereunder as the Escrow Agent while acting in good faith and in the absence of (i) gross negligence, (ii) fraud or (iii) willful misconduct, and any act done or omitted by the Escrow Agent pursuant to the good faith advice of the Escrow Agent’s independent attorneys-at-law shall be conclusive evidence of such good faith, in the absence of (i) gross negligence, (ii) fraud or (iii) willful misconduct.

4.7 The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of a Competent Court and is hereby expressly authorized to comply with and obey any final orders, judgments or decrees of any Competent Court.

4.8 The Escrow Agent shall be entitled to employ such legal counsel and other experts as the Escrow Agent may deem necessary properly to advise the Escrow Agent in connection with the Escrow Agent’s duties hereunder, may rely upon the good faith advice of such counsel, and may pay such counsel reasonable compensation; provided that the costs of such compensation shall be borne by the Escrow Agent. The Company is not a party to this Agreement.

4.9 If the Escrow Agent reasonably requires other or further instruments in connection with this Agreement or obligations in respect hereto, the necessary party(ies) hereto shall furnish such instruments.

4.10 It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the Escrow Amount held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed in the Escrow Agent’s sole discretion to retain in the Escrow Agent’s possession without liability to anyone all or any part of the Escrow Amount until such disputes shall have been settled by mutual written agreement signed by the Buyer and the Seller; provided, however, that if such dispute is not settled within 30 days after it first arose, the Escrow Agent shall be entitled to deliver the Escrow Amount and any other property and documents held by the Escrow Agent hereunder to a Competent Court located in the City of New York in accordance with the applicable procedure therefore.

5. Amendment; Resignation or Removal of Escrow Agent. This Agreement may be altered or amended only with the written consent of the Buyer, the Seller and the Escrow Agent. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to the Buyer and the Seller specifying a date when such resignation shall take effect and upon delivery of the Escrow Amount to the successor escrow agent designated by the Buyer and Seller in writing. Such successor Escrow Agent shall become the Escrow Agent hereunder upon the resignation date specified in such written notice from the Escrow Agent, which shall in no event be earlier than sixty (60) days after receipt of such written resignation notice from the Escrow Agent by both Buyer and Seller. If the Buyer and the Seller fail to designate a successor Escrow Agent within sixty (60) days after such notice, then the resigning Escrow Agent shall promptly refund the Escrow Amount to the Buyer, without interest thereon or deduction, except for wire transfer fees, if any. The Escrow Agent shall continue to serve until its successor accepts the escrow and receives the Escrow Amount. Upon its resignation and delivery of the Escrow Amount as set forth in this Section 5, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the escrow contemplated by this Agreement.

6. Fees and Expenses. The Escrow Agent compensation for its services hereunder shall be $2,000 (“Escrow Fee”), which shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Seller; provided, however, that in the event that the Escrow Agent is made a party to any litigation pertaining to this Agreement or the subject matter hereof, then Buyer and the Seller shall each be liable to reimburse the Escrow Agent for fifty percent (50%) of all costs, including reasonable attorneys’ fees, paid by Escrow Agent directly in connection with such litigation. The Escrow Agent shall have, and is hereby granted, with respect to any unpaid portion of the Escrow Fee, a prior lien upon such part of the Escrow Amount as is equivalent to the Escrow Fee.

7. Representations and Warranties of Buyer and Seller. The Buyer and the Seller hereby severally represent and warrant to the Escrow Agent that:

7.1 No party other than the parties hereto have, or shall have, any lien, claim or security interest in the Escrow Amount or any part thereof.

7.2 All of the information contained in this Agreement is, as of the date hereof, and will be, at the time of any disbursement of the Escrow Amount, true and correct.

8. Representations and Warranties of Buyer. Buyer hereby represents and warrants to the Escrow Agent and to the Seller that:

8.1 No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Amount or any part thereof.

9. Indemnification and Contribution.

9.1 The Buyer and the Seller (together, the “Indemnitors”) agree to indemnify the Escrow Agent and its officers, directors, employees, agents and shareholders (collectively referred to as the “Indemnitees”) against, and hold them harmless of and from, any direct cost (including reasonable counsel fees) actually incurred by the Indemnitees by reason of any action, claim or proceeding brought against the Indemnitees arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, unless such action, claim or proceeding is the result of the willful misconduct, fraud or gross negligence of any or all of the Indemnitees.

9.2 The provisions of this Article 9 shall survive any termination of this Agreement, whether by disbursement of the Escrow Amount, resignation of the Escrow Agent or otherwise.

10. Termination of Agreement. This Agreement shall terminate upon written notice from Seller to the Escrow Agent confirming the receipt of the Escrow Amount, provided that the rights of the Escrow Agent and the obligations of the other parties hereto shall survive the termination hereof and the resignation or removal of the Escrow Agent.

11. Governing Law and Assignment. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of laws principles thereof, and shall be binding upon the parties hereto and their respective successors and assigns.

12. Notices. All notices required to be given in connection with this Agreement shall be sent by (i) facsimile transmission or email in portable document format (.pdf), (ii) registered or certified mail, return receipt requested, (iii) hand delivery with receipt acknowledged, or (iv) by express courier and addressed, if to the Buyer or the Seller, at their respective address set forth above, and if to the Escrow Agent, to 1047 Seward Ave., Westfield, NJ 07090.

13. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable under any applicable law: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the Parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile or other electronic form, shall be deemed to be an original and all of which together shall constitute one and the same document.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection therewith. If any conflict arises between this Agreement and the SPA, the SPA shall control.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ESCROW AGENT MCMURDO LAW GROUP, LLC

By:	/s/ Matthew McMurdo, Esq.
Name:	Matthew McMurdo, Esq.
Title:	Managing Member

BUYER YIHUCHA TECHNOLOGY CO., LTD.

By:	/s/ Lijun Chen
Name:	Lijun Chen
Title:	Director

SELLER

/s/ David Elliot Lazar
David Elliot Lazar

Signature page

Escrow Agreement

Attachment A

Return Notice

From:	David Elliot Lazar (“Seller”)
Yihucha Technology Co., Ltd. (“Buyer”)

To:	McMurdo Law Group, LLC (the “Escrow Agent”)

Dated:	[insert date]

Re:	Escrow Agreement dated July 22, 2024 among Seller, Buyer and the Escrow Agent (the “Escrow Agreement”)

1.	We refer to the Escrow Agreement. This is a Return Notice referred to in Section 3.2 of the Escrow Agreement. Terms defined in the Escrow Agreement shall have the same meanings in this request.

2.	We hereby instruct the Escrow Agent to release the following amount from the Escrow Account to the following recipient(s), with the account details set out below, on or before [insert date]:

Recipient(s)	Withdrawal amount:	Account details of the recipient(s):
Account Bank: [●]
[Yihucha Technology Co., Ltd.]	USD 5,600,000	Account Name: [●]
Account Number: [●]

This notice is irrevocable and shall not be recalled, cancelled or amended.

Yours faithfully,

David Elliot Lazar (Seller)	Yihucha Technology Co., Ltd. (Buyer)

By:
Name:
Title:

Attachment B

Claim Notice

From:	David Elliot Lazar (“Seller”)
Yihucha Technology Co., Ltd. (“Buyer”)

To:	McMurdo Law Group, LLC (the “Escrow Agent”)

Dated:	[insert date]

Re:	Escrow Agreement dated July 22, 2024 among Seller, Buyer and the Escrow Agent (the “Escrow Agreement”)

1.	We refer to the Escrow Agreement. This is a Claim Notice referred to under Section 3.3 of the Escrow Agreement. Terms defined in the Escrow Agreement shall have the same meanings in this request.

2.	We confirm that an Indemnified Purchaser Party or the Group has incurred a Loss which Seller has indemnified against in the SPA and Buyer has been unable to cover such Loss through insurance or recovery from other parties despite making commercially reasonable efforts to do so.

3.	We hereby instruct the Escrow Agent to release the following amount from the Escrow Account to the following recipient(s), with the account details set out below, on or before [insert date]:

Recipient(s)	Withdrawal amount:	Account details of the recipient(s):
Account Bank: [●]
[Yihucha Technology Co., Ltd.]	USD [insert amount of Loss]	Account Name: [●]
Account Number: [●]

This notice is irrevocable and shall not be recalled, cancelled or amended.

Yours faithfully,

David Elliot Lazar (Seller)	Yihucha Technology Co., Ltd. (Buyer)

By:
Name:
Title:

Attachment C

Suspension Notice

From:	Yihucha Technology Co., Ltd. (“Buyer”)

To:	McMurdo Law Group, LLC (the “Escrow Agent”)

Cc:	David Elliot Lazar (“Seller”)

Dated:	[insert date]

Re:	Escrow Agreement dated July 22, 2024 among Seller, Buyer and the Escrow Agent (the “Escrow Agreement”)

1.	We refer to the Escrow Agreement. This is a Suspension Notice referred to in Section 3.4 of the Escrow Agreement. Terms defined in the Escrow Agreement shall have the same meanings in this request.

2.	An Indemnified Purchaser Party or the Group has received notice of an alleged liability that, if it results in a Loss, will likely be covered by the indemnity provided by Seller in the SPA, and Buyer intends to make commercially reasonable efforts to recover such Loss through insurance or from other parties.

3.	We hereby instruct the Escrow Agent to continue holding the Holdback in the Escrow Account until it has been determined whether there is a Loss, what the amount of the Loss is, and whether such Loss is covered by Seller’s indemnity provided in the SPA, whereupon the Buyer and Seller will provide the Escrow Agent with either a Claim Notice or a Final Notice (or both, where the amount of a covered Loss is less than the amount in the Escrow Account).

This notice is irrevocable and shall not be recalled, cancelled or amended.

Yours faithfully,

Yihucha Technology Co., Ltd. (Buyer)

By:
Name:
Title:

Attachment D

Final Notice

From:	David Elliot Lazar (“Seller”)
Yihucha Technology Co., Ltd. (“Buyer”)

To:	McMurdo Law Group, LLC (the “Escrow Agent”)

Dated:	[insert date]

Re:	Escrow Agreement dated July 22, 2024 among Seller, Buyer and the Escrow Agent (the “Escrow Agreement”)

1.	We refer to the Escrow Agreement. This is a Final Notice referred to in Section 3.6 of the Escrow Agreement. Terms defined in the Escrow Agreement shall have the same meanings in this request.

2.	We confirm that 60 days have passed since the Closing and Buyer and all pending or threatened claims for which Seller would likely be liable under the indemnification provisions of the SPA have been addressed.

3.	We hereby instruct the Escrow Agent to release the following amount from the Escrow Account to the following recipient(s), with the account details set out below:

Recipient(s)	Withdrawal amount:	Account details of the recipient(s):
Account Bank: [●]
[David Elliot Lazar]	All monies remaining in the Escrow Account	Account Name: [●]
Account Number: [●]

This notice is irrevocable and shall not be recalled, cancelled or amended.

Yours faithfully,

David Elliot Lazar (Seller)	Yihucha Technology Co., Ltd. (Buyer)

By:
Name:
Title: